Filed pursuant to Rule 433
Relating to a preliminary prospectus supplement dated December 15, 2009
Registration Statement No. 333-163353

FREE WRITING PROSPECTUS NO. 2
Dated December 16, 2009

This free writing prospectus relates only to the ordinary shares described below, and supplements and updates the information in and should be read together with the preliminary prospectus supplement dated December 15, 2009 and the accompanying prospectus included in the Registration Statement on Form F-3 (No. 333-163353) relating to these ordinary shares.

References in this free writing prospectus to  “we”, “us”, “our”, the “Company” and “EZchip Semiconductor” are to EZchip Semiconductor Ltd., an Israeli company.

Ordinary shares offered by us	712,618 shares
Ordinary shares offered by the selling shareholders	3,150,432 shares
Over-allotment option	From us: 106,893 shares From selling shareholders: 472,565 shares Total: 579,458 shares
Initial public offering price	$10.50 per share
Underwriting discounts and commissions	$0.4725 per share
Proceeds to us	$7,145,777, net of underwriting discounts and commissions (excluding the exercise of the underwriters’ over-allotment option)
Proceeds to selling shareholders	$31,590,957, net of underwriting discounts and commissions (excluding the exercise of the underwriters’ over-allotment option)
Ordinary shares outstanding before the offering	23,357,770 shares
Ordinary shares outstanding after the offering and employee exchange offer	24,314,162 shares
Ownership interest of the selling shareholders (assuming the underwriter’s over-allotment option is exercised in full)	None
Title of Securities	Ordinary Shares, par value NIS 0.02 per share
NASDAQ Global Market and Tel-Aviv Stock Exchange symbol	“EZCH”

We have filed a registration statement, as amended, with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement dated December 15, 2009 and the accompanying prospectus and the registration statement and other documents that we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.